Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

For the five years ended December 31, 2005 and the three months ended March 31, 2006 (in thousands)

	Year Ended December 31,								Three Months Ended March 31, 2006
	2001	2002		2003		2004		2005
EARNINGS, AS DEFINED

Net Income (Loss) (1)	$43,343	$21,274		$31,069		$28,222		$520	$7,917
Gain on Sales of Real Estate Assets	(723)	(6,865)		(14,204)		(14,427)		(87,349)	(7,741)
Minority Interest	2,684	155		1,262		672		(1,058)	558
Interest Expense (2)	38,116	39,311		37,991		36,601		40,961	10,626

	$83,420	$53,875		$56,118		$51,068		$(46,926)	$11,360

FIXED CHARGES AND PREFERRED DIVIDENDS, AS DEFINED

Interest Expense (2)	$38,116	$39,311		$37,991		$36,601		$40,961	$10,626
Capitalized Interest	4,573	3,939		3,119		3,572		4,634	588

Fixed Charges	42,689	43,250		41,110		40,173		45,595	11,214
Preferred Dividends	19,564	19,564		19,423		15,345		7,843	1,812

Fixed Charges and Preferred Dividends	$62,253	$62,814		$60,533		$55,518		$53,438	$13,026

RATIO OF EARNINGS TO FIXED CHARGES (1)	1.95	1.25		1.37		1.27		— (6)	1.01

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS (1)	1.34	—	(3)	—	(4)	—	(5)	— (6)	—	(7)

(1)	Includes depreciation and amortization expense as a deduction.
(2)	Includes interest expense from discontinued operations.
(3)	For the year ended December 31, 2002, earnings were insufficient to cover fixed charges and preferred dividends by $8,939.
(4)	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges and preferred dividends by $4,414.
(5)	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges and preferred dividends by $4,450.
(6)	For the year ended December 31, 2005, earnings were insufficient to cover fixed charges by $92,521 and fixed charges and preferred dividends by $100,364.
(7)	For the three months ended March 31, 2006, earnings were insufficient to cover fixed charges and preferred dividends by $1,666.